EXHIBIT 10.9

MARKETING REPRESENTATIVE AGREEMENT

THIS MARKETING REPRESENTATIVE AGREEMENT (this “Agreement”) is made and entered into this 7th day of July, 2006 (the “Effective Date”), by and between AMERISOURCEBERGEN CORPORATION, a Delaware corporation having an address at 1300 Moms Drive, Chesterbrook, PA 19087-5594 (“ABC”), and MOUNTAIN CAPITAL, LLC, doing business as ARROW MEDIA SOLUTIONS, a New York limited liability company having an address at 1927 Saranac Avenue, Suite 2, Lake Placid, New York 12946 (“AMS”).

RECITALS:

A.           AMS has developed and sells various kiosks to transfer digital images (each a “Kiosk”) along with various accessories including, but not limited to, dyes, printers, paper and software (the “Accessories”).

B.           AMS desire to appoint ABC, and ABC desires to accept such appointment, as a marketing representative for the sale of Kiosks to ABC’s customers (each an “End User”), in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1.                      Definitions. Except for me terms defined elsewhere in this Agreement, the following terms shall have the meanings specified below:

“ABC Account Number” shall mean an End User’s account number with ABC through which such End User may purchase one or more Kiosk Packages.

“End User Price” shall mean the price that ABC charges to an End User for the purchase of a particular Kiosk Package.

“Kiosk Package” shall mean the Kiosk(s), Accessories and Services sold together to an End User pursuant to this Agreement.

“Kiosk Purchase Agreement” shall mean that certain purchase agreement attached hereto as Exhibit B pursuant to which one or more Kiosk Packages are sold to an End User.

“Kiosk Purchase Price” shall mean that price charged by AMS to ABC for a Kiosk Package or a number of Kiosk Packages as set forth in Exhibit A attached hereto.

“Leasing Company” shall mean any Person that provides leasing or financing to End Users for the lease, lease to purchase or purchase of one or more Kiosk Packages.

“Person” shall mean an individual, corporation, partnership, trust, association, entity or governmental authority.

“Services” shall mean those installation, training, warranty, and maintenance and support services provided by AMS to End Users pursuant to the Kiosk Purchase Agreement.

“Term” shall have the meaning ascribed thereto in Section 8.1 of this Agreement

Section 2.                      Grant of Rights.

2.1           Appointment as Marketing Representative. During the Term of this Agreement and except as otherwise provided in this Agreement, AMS hereby appoints ABC as a marketing representative for the sale of Kiosk Packages to ABC customers and ABC accepts such appointment.

2.2           License to End Users. ABC shall arrange for the sale of the Kiosk Packages to ABC customers and for each sale of one or more Kiosk Packages to an ABC Customer each End User shall be required to execute a Kiosk Purchase Agreement.

2.3           Ownership. As between AMS and ABC, AMS owns and retains all right, title and interest in and to (i) the Kiosk Packages; (ii) all trademarks, service marks and trade names of AMS associated with the Kiosk Packages (the “AMS Trademarks”); and (iii) all copyrights, patents, trade secret rights and other intellectual property associated with the Kiosk Packages (the “Intellectual Property” and collectively with the Kiosk Packages and the AMS Trademarks, the “AMS Property”).

2.4           Use of the Trademarks. During the Term of this Agreement, ABC shall have the right to use and reproduce the AMS Trademarks in connection with ABC’s advertising, marketing and promotion of the Kiosk Packages. If ABC, in the course of exercising its rights under this Agreement acquires any goodwill or reputation in any of the AMS Trademarks, all such goodwill or reputation shall be transferred to and shall vest in AMS when and as, on an ongoing basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to ABC, and ABC agrees to take upon AMS’s request, any commercially reasonable actions necessary to effect such vesting.

Section 3.                      Pricing and Payment.

3.1                           Purchase of Kiosk Packages by End Users.
3.1.1
Purchase Through ABC Account Number. During the Term of this Agreement, if an End User purchases one or more Kiosk Packages using its ABC Account Number, then for each of these End User purchases AMS will invoice ABC less then the retail price of the Kiosk Packages. The % discount is based off of the following schedule;

For a member of the Good Neighbor Pharmacy program (“GNP Program”), AMS will invoice ABC ***% of the “GNP Price” per the provided price list from AMS.

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***   Redacted pursuant to a Confidentiality Request with the United States Securities and Exchange Commission

For non-GNP customers, AMS will invoice ABC ***% of “non-GNP Price” per the provided price list from AMS.

When requested and approved, each in writing, ABC will allow AMS permission to lower the retail price for a promotion or special event pricing.

3.1.2                      AMS will invoice ABC for the end user’s purchase and ABC will bill thru the amount of the purchase to the applicable End User with a standard payment term of 30 days, for reimbursement to ABC, ABC will pay AMS within 30 days upon receiving an invoice.

3.1.3                      Purchase Other Than Through ABC Account Number. During the Term of this Agreement, if an End User purchases one or more Kiosk Packages other than through their ABC account (e.g., a lease, cash, check), then for each of these End User purchases AMS will pay to ABC a rebate off the purchase price for each Kiosk Package, The % rebate is based on the following schedule:

For GNP customers, AMS will pay to ABC a ***% rebate off the “GNP Price” per the provided price list from AMS.

For non-GNP customers, AMS will pay to ABC a ***% rebate off the “non-GNP Price” per the provided price list from AMS.

Such payments will be made by AMS to ABC within thirty (30) days of the end of the month in which such End User Price was received by AMS. For purchases other than through ABC Account Number, AMS shall enter into a Kiosk Purchase Agreement with End Users to reflect the terms and conditions of the sale of its Kiosk(s) Packages to such End Users, which such agreement shall be substantially in the form attached hereto as Exhibit A.

3.2           Sale of Additional Services and Accessories to End Users. In the event End Users purchase additional Services and/or Accessories from AMS, AMS will pay to ABC an amount equal to ***% of all gross revenues received by AMS in connection with the sale of such additional Services and Accessories. AMS will pay the foregoing amounts to ABC on a monthly basis; such amounts to be equal to the gross revenues received by AMS in the immediately preceding month for such additional Services and Accessories.

3.3           ***

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***   Redacted pursuant to a Confidentiality Request with the United States Securities and Exchange Commission or Accessories or Services and the price of the same that was offered to a third party, as well as the cost of the audit.

3.4           End User Prices. During the Term of this Agreement and notwithstanding the Kiosk Purchase Price, ABC shall be free to determine the End User Price for Kiosk Packages that ABC charges to End Users.

3.5           Taxes. For those Kiosk Packages sold to End Users pursuant to Section 3.1.1 above, ABC shall be responsible for the collection of all sales, use or personal property taxes from End Users. For those Kiosk Packages sold to End Users pursuant to Section 3.1.2 above or those Services or Accessories sold to End Users pursuant to Section 3.2 above, AMS shall be responsible for the collection of all sales, use or personal property taxes from End Users. Neither party shall be responsible for any taxes based on other party’s net income.

Section 4.                      Duties of ABC; Reservations.

4.1           Marketing the Kiosk Packages. ABC shall use commercially reasonable efforts to market the Kiosks and shall be solely responsible for its costs relating to marketing the Kiosk Packages.

4.2           Services to End Users. In order for AMS to provide the Services to End Users, ABC shall provide to AMS a complete list of all End Users, and shall update such list on a monthly basis and deliver the updated End User list to AMS. ABC shall not be responsible for providing any Services to End Users.

4.3           Competitive and Other Products. During the Term of this Agreement, ABC will not market or sell products that directly compete with the Kiosks.

Section 5.                      Duties of AMS.

5.1           Technical Materials. AMS shall provide to ABC such technical information in relation to the Kiosk Packages and information relating to the advertising or marketing thereof as ABC may reasonably require.

5.2           Order Fulfillment. Upon execution of a valid Kiosk Purchase Agreement, AMS shall deliver the applicable number of Kiosk Packages to an End "User within 2 to 6 weeks of the delivery of the Kiosk Purchase Agreement or placement of an order for one or more Kiosk Packages.

5.3           Services to End Users. During the Term of this Agreement, AMS shall provide the Services to End Users.

Section 6.                      Representations and Warranties.

6.1           By AMS. AMS represents and warrants to ABC that (i) it or its licensors have all of the rights necessary to grant ABC the rights set forth in this Agreement; (ii) none of the AMS

Property infringes any intellectual property rights of any Person; (iv) the rights granted to ABC hereunder do not, and will not during the term of this Agreement violate any agreement or any applicable laws, including, but not limited to, any export or import laws, and (v) it is authorized to enter into this Agreement and grant the rights hereunder.

6.2           By ABC. ABC represents and warrants to AMS that (i) it is authorized to enter into this Agreement, and (ii) it will comply will all applicable laws relating to the marketing of the Kiosks.

Section 7.                      Confidentiality and Nondisclosure. In performing under this Agreement, each party may disclose to the other confidential business and technical information related to the business plans and methods of each party, both generally and as they relate to the Kiosk Packages and the distribution thereof (the “Confidential Information”). In addition to the foregoing, the Kiosk Purchase Price, and any other information related thereto, shall be treated as the Confidential Information of AMS.
Each party agrees it shall not use, either directly or indirectly, the Confidential Information provided by the other party except for the purposes contemplated by this Agreement. Each party also agrees that it shall take all commercially reasonable actions necessary to prevent the disclosure to any third party of the Confidential Information provided by the other party. “Confidential Information” shall not include any information that is (i) known to the receiving party prior to disclosure by the other party, (ii) lawfully obtained after the date of this Agreement by the receiving party from a third party who is not under any duty of nondisclosure; (iii) generally available to the public; or (iv) lawfully developed by the receiving party independent of information provided by the other party.

Section 8.                      Term and Termination.

8.1           Term. Unless otherwise terminated as provided herein, the term of this Agreement shall commence on the Effective Date and continue in effect for three (3) years (the “Initial Term”). Thereafter, ABC, in its sole discretion, may renew the term of this Agreement for 1 year (the “Renewal Term” and together with the Initial Term, the “Term”) upon written notice to AMS prior to the expiration of the Initial Term or any Renewal Term. If the Term of this Agreement is extended to a Renewal Term, the parties agree to meet by telephone (or otherwise as the parties may agree) prior to the expiration of the Renewal Term to discuss the continuation of the Term, modifications to this Agreement or termination of this Agreement.

8.2           ***

8.3           Termination for Breach. Either party may terminate this Agreement by written notice to the other party if the other party is in material breach of any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days of receiving written notice of such breach, unless such breach is incurable, in which event the non-breaching party may immediately terminate this Agreement.

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***   Redacted pursuant to a Confidentiality Request with the United States Securities and Exchange Commission

8.4           Duties Upon Termination. Upon termination of this Agreement for any reason whatsoever (i) ABC shall cease marketing the Kiosk Packages; and (ii) each party shall return to the other party the Confidential Information of such other party.

8.5           Survival of Certain Provisions. The parties acknowledge that certain provisions, by their nature, are intended to survive termination of this Agreement, including, but not limited to, each party’s duties as set forth in Section 8.4 and the indemnification obligations set forth in Section 9.

Section 9.                      Indemnification. AMS shall hold ABC, its affiliates and subsidiaries and each of their directors officers managers, members, shareholders, employees representatives and agents, harmless from all damages, judgments, liabilities, obligations, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from any suit or claim made, or proceeding instituted, by any Person against ABC. its affiliates or subsidiaries or each of their directors officers managers, members, shareholders, employees representatives or agents with respect to the Kiosk Packages, the Kiosk Purchase Agreements, or which results from the negligence, misrepresentation or intentional acts of AMS.

Section 10.                                Insurance Requirements. AMS agrees to maintain primary and noncontributing Products Liability Insurance of not less man U.S. $5,000,000.00 per occurrence. Combined Single Limit (Bodily Injury and Property Damage) including ABC and its subsidiaries and affiliates as Additional Insured, including a Broad Form Vendors Endorsement, with provision for at least 30 days’ prior written notice to the additional Insured in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance. All insurance coverage must be with a carrier acceptable to ABC, at its sole discretion.

Section 11.                                Relationship of the Parties. The relationship between AMS and ABC under this Agreement is that of independent contractors. No party shall be, or represent itself to be, for any purpose whatsoever, the following with respect to the other party: joint venturer, franchisee, franchisor, partner, broker, employee, servant, agent or representative. No party is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of the other party.

Section 12.                                Inspection of Records. AMS and ABC agree to maintain complete and accurate records of all transactions related to the conduct of each party’s respective business pursuant to this Agreement (collectively, “AMS-ABC Records”). Both parties will permit inspection of their respective AMS-ABC Records upon reasonable notice during regular business hours for the purpose of resolving business disputes. If based on any such inspection or audit it is determined that either party has received excess amounts or not paid any earned, the party shall immediately pay any such amount.

Section 13.                                General Provisions.

13.1           Waiver. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision, or any subsequent breach of the same or any other provision, including the time for performance of any such provision.

13.2           Severability. If any term, provision, covenant or condition of this Agreement is held through arbitration or by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.3           Notices. All notices to be given by or made to the parties under this Agreement shall be effected by: (i) personal delivery in writing; (ii) by facsimile; or (iii) overnight express mail carrier. All notices shall be deemed communicated as of the date received. Notices shall be addressed to the parties as their addresses appear below:

If to ABC:                                           AmerisourceBergen Corporation
1300 Moms Drive
Chesterbrook, PA 19087-5594
Attn:
Facsimile:

With a copy to:                                AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087-5594
Attn: General Counsel
Facsimile:

If to AMS:                                           Mountain Capital, LLC
1927 Saranac Avenue, Suite 2
Lake Placid, NY 12946
Attn:
Facsimile:

With a copy to:                                The Law Office of Mark W. Ishman, P.C.
9660 Falls of Neuse Road, Suite 138-350
Raleigh, NC 27615
Attn: Mark W. Ishman, Esq.
Facsimile: (919) 882-1466

or to such other address as any party shall furnish to the others by notice given in accordance with this Section 13.3.

13.4           Interpretation. The terms and provisions of this Agreement shall be construed as a whole according to their respective meanings, and shall not be construed against any party based on the fact that such party drafted one or more terms and provisions of this Agreement. Further, the parties acknowledge that each of them has had an opportunity to consult with counsel regarding the meaning and application of terms and provisions of this Agreement.

13.5           Governing Law, Forum Selection and Jurisdiction. This Agreement shall be construed and interpreted according to the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of laws provisions. The parties hereby consent to jurisdiction of Pennsylvania’s courts and, for any litigation that may arise out of this Agreement, stipulate to venue in the state and federal courts serving Chester County, Pennsylvania, as the sole proper venue.

13.6           Entire Agreement. This Agreement supersedes all negotiations, commitments and writings prior to the date hereof pertaining to the subject matter of this Agreement This Agreement shall not be changed or modified in any manner, except by mutual consent in writing of subsequent date signed by duly authorized representatives of the parties to this Agreement.

13.7           Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be construed together to constitute a single agreement binding the parties.

13.8           Assignment. AMS may not assign this agreement without the prior written consent of ABC. This Agreement shall inure to and be binding on the successors and assigns of each party, as applicable.

13.9           Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10                      Publicity. Neither party shall have the right to issue a press release, statement or publication regarding the terms and conditions of or the existence of this Agreement.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

AMERISOURCEBERGEN
CORPORATION

By: /s/ Dave Schendt
Print Name: Dave Schendt
Title: Director Pharmacy Support

MOUNTAIN CAPITAL, LLC

By: /s/ Paul Scapatici
Print Name: Paul Scapatici
Title: President